                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 29, 1998 by and among THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation ("PRGX"), THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation and wholly owned subsidiary of PRGX ("PRGI"), ROBERT BECK & ASSOCIATES, INC., an Illinois corporation ("Seller"), and the undersigned shareholders of Seller, being all of the shareholders of Seller (collectively, "Owners" and individually, an "Owner").

                              W I T N E S S E T H:

         WHEREAS, PRGI is in the business of auditing accounts payable, expenses, capital expenditures, and various other payment arrangements or obligations between its clients ("Clients") and their suppliers, vendors, landlords and taxing authorities (the "Client Payees") for the purpose of identifying and documenting overbilling by and refund, credit or chargeback claims for overpayments to, the Client Payees (the "Audit Activities") and rendering management advisory services associated with the Audit Activities (collectively, the "Business of PRGI")

         WHEREAS, Seller is engaged in the business of the examination, review and audit of various paid bills and expenses of client companies, such as accounts payable, cooperative advertising, advertising expense, real estate tax, common area maintenance, legal and professional fees, related and other charges and expenses for the purpose of discovering and documenting for subsequent charge back and recovery overbillings, overpayments and/or under-deductions made by client companies, or for discounts, rebates and allowances of all types, freight charges, special handling, insurance, and all other overbillings, overpayments and/or under-deduction incidental or related thereto and collection with respect to same and the rendering of other related management counseling services (the "Business");

         WHEREAS, PRGI is a wholly-owned subsidiary of PRGX;

         WHEREAS, the Owners own in the aggregate all of the issued and outstanding shares of capital stock of Seller;

         WHEREAS, PRGI desires to purchase all of the shares of capital stock of Seller which are issued and outstanding on the Closing Date (as hereinafter defined), and each Owner desires to sell to PRGI all of the Purchased Shares (as hereinafter defined) owned beneficially and of record by such Owner as hereinafter provided;

         WHEREAS, concurrently with the execution hereof, PRGI has entered into acquisition agreements (collectively, the "Other Acquisition Agreements") in respect of each of the following entities: Robert N. Beck, Jr., a sole proprietorship, RBA Audits, Inc., John E. Flatley & Associates, Inc., John H. Cavins, a sole proprietorship, Vincent Creadon, a sole proprietorship, John Kirkeide, a sole proprietorship, Savant Consulting, L.L.C. and Taylor, Blackburn & Associates, Inc. (collectively, the "Other Sellers");

         WHEREAS, concurrently with the execution hereof, Seller and its Owners have entered into a Representations, Covenants and Indemnification Agreement with PRGI, PRGX and the parties to the Other Acquisition Agreements (the "RCI Agreement"), the terms and provisions of which are expressly incorporated herein by reference; and

         WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the RCI Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants herein contained or incorporated by reference herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                           PURCHASE AND SALE OF STOCK

         1.1 PURCHASE AND SALE. On the terms, provisions and conditions set forth herein and in reliance upon the warranties and representations contained herein and in the RCI Agreement, PRGI shall purchase, and each of the Owners shall sell, transfer and assign to PRGI, at the Closing (as hereinafter defined), all of the issued and outstanding shares of capital stock of Seller free and clear of all security interests, pledges, liens, encumbrances, charges or restrictions on the voting, transfer, receipt of dividends or other attributes of ownership whatsoever (the "Purchased Shares").


                                   ARTICLE 2
                        CONSIDERATION FOR STOCK TRANSFER

         2.1      DETERMINATION OF PURCHASE PRICE.

                  (a) The aggregate purchase price for the Purchased Shares shall be equal to the sum of (i) $10,296,690, less any unfunded Effective Date Reimbursable Liabilities and Interim Period Reimbursable Liabilities, as provided in Section 2.3 below, plus an amount equal to 6.75% of such amount calculated on a per annum basis for the period from and after the Effective
Date through and including the Closing Date, plus the Reimbursable Taxes ("Cash Consideration") and (ii) 379,880 shares of PRGX Common Stock (the "PRGX
Shares") (the Cash Consideration and the PRGX Shares being collectively referred to herein as the "Purchase Price"); provided, however, certain of the PRGX Shares shall be issued in the name of the Representative, as nominee and attorney-in-fact for the Owners, to be held in escrow pursuant


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


to Section 2.2 below and in lieu of delivering fractional shares, PRGI shall deliver to Owners an amount in cash based on $27.00 per share (the "Closing Price.")

                  (b) The number of shares of outstanding capital stock of Seller held by an Owner immediately before the Closing, as set forth on the Disclosure Schedule to the RCI Agreement, divided by the total number of shares of capital stock of Seller outstanding immediately before the Closing Date is such Owner's "Proportionate Share." At the Closing, each Owner shall receive that portion of each of the Cash Consideration and the PRGX Shares equal to the product of the Cash Consideration and the PRGX Shares, respectively, multiplied by such Owner's Proportionate Share, payable at Closing in PRGX Shares and cash in immediately available funds.

         2.2 ESCROW SHARES . At the Closing, an aggregate of approximately 189,936 of the PRGX Shares issued on the Closing Date pursuant to Section 2.1 hereof (including 37,691 deposited in escrow on behalf of John E. Flatley) (collectively, the "Escrow Shares") shall be issued in the name of the Representative, as nominee and attorney-in fact for each of the Owners, which Escrow Shares shall be held in escrow together with shares of PRGX deposited in escrow by the parties to the other Acquisition Agreements, pursuant to the terms of the RCI Agreement and the Indemnity Escrow Agreement by and among PRGI, the Owners and the other signatories named therein in substantially the form of Exhibit 2.2 attached hereto (the "Indemnity Escrow Agreement"). The aggregate number of Escrow Shares deposited hereunder and under the Other Acquisition Agreements shall equal the product of (a) the aggregate Purchase Prices under this Agreement and the Other Acquisition Agreements (approximately $43,500,000) multiplied by (b) 20%, divided by the Closing Price.

         2.3 DELIVERY OF STATEMENT OF EFFECTIVE DATE REIMBURSABLE LIABILITIES AND CASH FLOW STATEMENT.

                  (a) At least 5 business days prior to the Closing Date, PRGI will present to the Representative, as defined in the RCI Agreement, a detailed list, including the amount and description thereof, of all of the following accrued but unpaid liabilities and obligations of Seller's Business outstanding as of the Effective Date: (i) Seller Transaction Expenses, (ii) non-trade payables (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto), (iii) non-trade accrued expenses (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto), (iv) commissions payable as of the Effective Date in respect of accounts receivable collected by Seller prior to the Effective Date; (v) all amounts owed to the Owners under the Principal Agreement or otherwise (except for advances by Owners used to pay normal trade payables of Seller directly relating to the Business to be acquired by PRGI incurred on or after the Effective Date or advances made to Associates or Employees on or after the Effective Date), (vi) all amounts owed to Persons other than Owners (except for normal trade payables directly related to the Business to be acquired by PRGI pursuant hereto incurred in the ordinary course of business) and (vii) any and all liability of Seller to pay the Success Bonuses in cash and shares of PRGX Common Stock, valued at the Closing Price, to key employees of Seller as described in Section 5.20 of the RCI Agreement,


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


including, without limitation, any payroll or other tax liabilities in respect thereof, to the extent Seller does not receive from certain Other Sellers at Closing payment in cash and shares of PRGX Common Stock, valued at the Closing Price, in an amount equal to the amount of cash and the number of shares of PRGX Common Stock, valued at the Closing Price, necessary and sufficient to pay the Success Bonuses (collectively, the "Effective Date Reimbursable Liabilities").

                  (b) On the last business day immediately preceding the Closing Date, Seller shall prepare and deliver to PRGI, an estimated cash flow statement of total cash received by Seller in respect of the Business less total cash disbursements for the period from and including the Effective Date to and including the last business day immediately preceding the Closing Date (the "Interim Period Cash Flow"), detailing all such amounts by category of payment (the "Cash Flow Statement"). PRGI shall be entitled to reimbursement, at Closing, of all of the following cash payments or accruals made in respect of the Business during the period from and including the Effective Date to and including the day immediately preceding the Closing Date: (A) any amounts paid or accrued during the period from and including the Effective Date to and including the day immediately preceding the Closing Date in respect of liabilities of the type defined as Effective Date Reimbursable Liabilities above (but not including any Effective Date Reimbursable Liabilities), and (B) any amounts paid by Seller to any Principals or Other Sellers during the period between the Effective Date and the day immediately preceding the Closing Date (except for normal trade payables and accrued expenses arising in the ordinary course of business, any distributions to Owners or Other Sellers of cash or cash equivalents in the Business as of the close of business on August 31, 1998, and commissions to Beck, Jr. and Kirkeide for audit and related counseling services performed prior to the Effective Date solely in their capacity as auditors in connection with claims submitted to suppliers of Customers prior to Closing) (collectively, the "Interim Period Reimbursable Liabilities"). The Owners will be entitled to reimbursement from PRGI of the amount of federal and state income taxes (which shall not include any taxes payable by the Owners on the acquisition of the purchased shares by PRGI) paid by the Owners on the income taxable to them, pursuant to their respective federal Schedule K-1, from the operations of Seller on and from the Effective Date (based on an agreed all inclusive effective tax rate of 27%) (the "Reimbursable Taxes").

                  (c) The Cash Consideration set forth in Section 2.1 hereof shall be reduced by the amount of Effective Date Reimbursable Liabilities and Interim Period Reimbursable Liabilities, determined as provided above. Within sixty (60) days following the Closing Date (or in respect of Reimbursable Taxes, within 30 days after receipt by PRGI of a copy of each Owner's federal Schedule K-1 for 1998), PRGI and the Representative shall each have the right to request that the Accountants review the statements of Effective Date Reimbursable Liabilities, Interim Period Reimbursable Liabilities, the Cash Flow Statement or Reimbursable Taxes, which review shall be a final determination of the Interim Period Cash Flow, the Reimbursable Taxes (and the taxable income of Seller on which such Reimbursable Taxes are based), Effective Date Liabilities and the Interim Period Reimbursable Liabilities, and in the event that such determination shows that payments are required by PRGI or by Seller or Owners, any such payment shall be made by the Representative or PRGI to the other, as the case may be, within


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


15 days after completion of the review by the Accountants, together with interest on such payment amount from the Closing Date until the date of such payment at the rate of 6.75% per annum. The fees and expenses charged by the Accountants in respect of such review shall be borne equally by PRGI and the Representative.

         2.4 CLOSING. As soon as practicable after the execution hereof, the parties hereto shall execute and deliver all documents and instruments for the consummation of the transactions contemplated herein (other than the certificates for the Purchase Price as defined herein) into escrow with Arnall Golden & Gregory, LLP, as escrow agent, in accordance with that certain closing escrow agreement in substantially the form of Exhibit 2.4, attached hereto, pending execution and delivery in escrow of all documents contemplated by this Agreement and the Other Acquisition Agreements by all parties thereto. The closing of the transactions contemplated herein (the "Closing") shall take place on or before October 29, 1998, at the offices of PRGI's counsel or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto upon compliance with the terms, conditions and contingencies contained herein or on such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "Closing Date"). The parties hereto intend that PRGI receive all of the benefits in respect of the operations of the Business accruing in the ordinary course of business on and after the Effective Date and assume all of the liabilities of the Business incurred in the ordinary course of business on and after the Effective Date, except as otherwise specifically provided herein or in the RCI Agreement.

                                   ARTICLE 3
                              ADDITIONAL COVENANTS

         3.1 REPRESENTATIONS, COVENANTS AND INDEMNIFICATION AGREEMENT. Concurrently with the execution and delivery of this Agreement, Seller and Owners, together with the other signatories named therein, shall execute and deliver to PRGX and PRGI the RCI Agreement substantially in the form attached hereto as Exhibit 3.1, together with a disclosure schedule relating to Seller, Owners, the Applicable Assets and the Business pursuant to the terms of the RCI Agreement (the "Disclosure Schedule"). Each of the parties hereto acknowledge that the representations, warranties, covenants, agreements and indemnification made by them concurrently herewith in the RCI Agreement are an inducement to the other parties hereto to enter into this Agreement. Prior to the execution and delivery of the RCI Agreement, Seller shall have delivered to PRGX and PRGI a draft of the Disclosure Schedule and true, correct and complete copies of all documents, together with all amendments thereto through the date of execution hereof, contemplated by or required to be listed in any exhibit or schedule (including the Disclosure Schedule) to this Agreement or the RCI Agreement, including, without limitation, all Leases, Contracts, insurance policies, the Historical Statements, the Monthly Statements through the last day of the month immediately preceding the date hereof and Seller's Tax Returns.


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


         3.2      COVENANTS RE:  TAX MATTERS.

                  (a)      Preparation and Filing of Tax Returns.

                           (i) Owners' Rights and Responsibilities. Owners shall have the right and obligation to prepare and file timely, or cause to be prepared and filed timely, when due, any Tax Return that is required to include the operations, ownership, assets or activities of Seller for Tax periods ending before the Closing Date. Any such Tax Returns for any period ending before the Closing Date shall be prepared on the basis of the closing of the books method of allocating income and in a manner consistent with prior tax returns. Owners shall permit PRGI to review and comment on each such Tax Return described in the prior sentence prior to filing. To the extent permitted by applicable law, Owners shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1's prepared by Owners for such periods. Owners shall pay any Taxes required to be paid with respect to all periods ending prior to the Closing Date (whether due before or after Closing) and any Taxes required to be paid with respect to the pre-closing portion of all Straddle Periods, subject to PRGI's obligation to reimburse the Owners for the Reimbursable Taxes. Notwithstanding the foregoing, PRGI will pay when due the amount owed by Seller in respect of the 1.5% Illinois Replacement Income Tax on operations of Seller on and after the Effective Date. The Taxes due by Owners for any state or local income Tax Straddle Period shall be determined by using a closing of the books method of allocating income based on the federal income Tax Return of Seller for its taxable year ending on the day immediately preceding the Closing Date and all other Taxes for any Straddle Period shall be prorated on a daily basis provided, however, any payroll Taxes attributable to employees hired by Seller after the Closing in respect to periods after the Closing and any sales and use Taxes and transfer Taxes attributable to assets purchased or sold by Seller after the Closing shall be attributable to PRGI.

                           (ii) PRGI's Rights and Responsibilities. PRGI shall have the right and obligation to prepare and file timely, or cause to be prepared and filed timely, when due, all Tax Returns that are required to include the operations, ownership, assets or activities of Seller for any Tax periods ending on or after the Closing Date including any state or local Tax periods beginning before and ending after the Closing Date ("Straddle Period"). After the Closing, PRGI shall cause such Tax Returns to be filed.

                  (b)      Preparation of Tax Returns.

                           (i) Owners shall provide to PRGI upon request such Tax information as is in the possession of Owners and reasonably requested by PRGI with respect to the operations, ownership, assets or activities of Seller for pre-Closing periods


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


                  to the extent such information is relevant to any Tax return which PRGX or PRGI has the right and obligation hereunder to file.

                           (ii) Owners shall, on the one hand, or PRGX or PRGI shall on the other, with respect to any Tax Return which such party is responsible for preparing and filing, causing to be prepared and filed, or under its control or custody, make such Tax Return and related work papers available for review by the other party if the Tax Return (A) is with respect to Taxes for which the other party or one of its affiliates may be liable hereunder or under applicable tax law, or (B) claim Tax benefits which the other party or one of its Affiliates is entitled to receive hereunder. The filing party shall use its reasonable best efforts to make Tax Returns available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the non-filing party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of the filing party unless such position is contrary to the provisions of paragraph (a)(i) and (ii) hereof.

                           (iii)    Consistency of Accounting Method.
                  Any Tax Return which includes or is based on the operations, ownership, assets or activities of Seller for any pre-Closing period, and any Tax Return which includes or is based on the operations, ownership, assets or activities of Seller for any post-Closing period to the extent the items reported on such Tax Return might reasonably increase any Tax liability of Seller or Owners for any pre-Closing period or any Straddle Period or the liability of PRGI or PRGX for any post-Closing period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

                  (c) Amendment of Tax Returns. If Owners become aware that any Tax Return of Seller for any period when Seller was an S corporation may be amended to provide a tax refund to the Owners, PRGX, at the expense of Owners, shall cause Seller to prepare and file such amendments to the Tax Return as may be necessary, provided, however, that PRGX shall not be required to cause any such amendment to be filed that would have an adverse tax effect on Seller for periods prior to or subsequent to the Closing. Seller has no obligation with respect to pursuing such refund other than to prepare and file amendments pursuant to this Section. PRGI shall not amend any Tax Return of Seller for any period ending prior to the Closing without the express written approval of Owners. Further PRGI shall not make any


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


election with respect to the Seller if such election would have any adverse tax effect on Seller or Owners for periods prior to the Closing.

                  (d) Tax Audits. In the event of any audit or threatened audit by the IRS or other taxing authority of the Tax liability of Seller or the Owners for the periods during which Seller was an S corporation, PRGI shall notify Owners immediately of such audit or threatened audit. Owners, at their expense, shall respond to the audit and shall keep PRGI informed of any issues raised by the Tax Authority involved. Owners shall have the sole right to settle or contest any deficiency proposed by the IRS or such other authority; provided, however, that the Owners shall not settle any deficiency without the consent of PRGI if such settlement would have any adverse tax effect on Seller for periods prior to or subsequent to the Closing. PRGI shall provide the Owners with access to Seller's books and records, and cooperate with the Owners, to enable them to contest any such deficiency.

                  (e) Cooperation. PRGI and Owners shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section, including the preparation and execution of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making Owners (or the Representative of Owners) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. PRGI, Owners and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Seller and relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by PRGI or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if the other party to requests, Seller shall allow the other party to take possession of such books and records. PRGI and Seller further agree, upon request, to use their best efforts to obtain any certificate or document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (f) All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by Owners when due, and Owners will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, PRGI will join in the execution of any such Tax Returns and documentation.

                  (g) Proposed Section 338(h)(10) Election. After the Closing and prior to January 31, 1999, PRGI will make a determination whether or not it is in PRGI's best interest for PRGI and Owners to make an election pursuant to Section 338(h)(10) of the Code in respect


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


of the purchase of the shares of RBA herein. Upon notice from PRGI to Robert Beck, Sr. that PRGI will make this election, each of the Owners agree that such Owner will consent to such election and sign any and all documents requested by PRGI to effect such election in a timely manner including IRS Form 8023, subject to the specific indemnification language in Section 4.2(b)(iii) of the RCI Agreement.

         3.3 OTHER COVENANTS BY OWNERS. Each of the Owners hereby covenants and agrees that he or she shall transfer to Seller, by appropriate documents of transfer, prior to the Closing, any and all right he or she has in and to any assets and rights relating to Seller's Business which Seller uses to conduct its Business, including without limitation any Intellectual Property Rights used by Seller, so that at the Closing of the transactions contemplated herein all such assets shall be transferred from Seller to PRGI by operation of law.

         3.4      TERMINATION OF  EMPLOYEE BENEFIT PLANS.

                  (a) Prior to the Closing, the Board of Directors of Seller shall authorize by appropriate Board action the termination of any and all Employee Benefit Plans (as defined in the RCI Agreement) currently in effect for its Associates and/or Employees other than Seller's medical insurance plan and "cafeteria" benefit plan as identified in the Disclosure Schedule and, if required by applicable law, the amendment and restatement of such Employee Benefit Plans in order to comply with applicable law. Seller (or after the Closing, Owners) shall timely notify Associates and Employees of Seller of the termination of the Employee Benefit Plans, including, without limitation, the cessation of future benefit accruals under any defined benefit plan. As soon as practical after said notification and termination, and in any event no later than the time prescribed by law, Seller (or PRGI if after the Closing) shall, with respect to any tax-qualified retirement plan sponsored by Seller, submit the termination of such plan to the Internal Revenue Service for a determination as to the continued qualification of such plan under Sections 401(a) and 501(a) or other applicable sections of the Code upon the termination of such plan. The Owners or, to the extent permitted by applicable law, the Plan shall bear all legal, accounting and tax costs and expenses incurred by Sellers, Owners or PRGI in terminating the Employee Benefit Plans and the cost of any fiduciary insurance and all other expenses of the trustee of the Employee Benefit Plans, and shall indemnify and hold PRGI and PRGX harmless in respect of any Losses arising out of such Employee Benefit Plans or the termination thereof pursuant to Section 4.1 of the RCI Agreement.

                  (b) The parties agree that Robert N. Beck, Sr. (or in the event of his death, resignation, removal or other inability to act, Richard N.
Beck) shall act as the sole trustee of that Employee Benefit Plan of Seller entitled Robert Beck & Associates Retirement Plan and Trust (the "Retirement Plan"), without compensation, until all assets comprising the related trust under the Retirement Plan have been distributed in accordance with applicable laws and regulations. From and after the Closing, Seller, PRGI and PRGX will provide such information and cooperation as the trustee may reasonably request in order to effect the termination of such Retirement Plan in accordance with applicable laws and regulations. In addition to any other indemnification obligations, the Owners of Seller hereby indemnify and hold Seller, PRGI and PRGX harmless


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


pursuant to Section 4.1 of the RCI Agreement from any and all Losses (as defined in the RCI Agreement) whatsoever which arise from any such trustee's actions or omissions taken or occurring before or after the Closing in respect of the Retirement Plan and related trust. In addition to any other indemnification obligations, Seller, PRGI and PRGX hereby indemnify and hold the Owners of Seller harmless pursuant to Section 4.2 of the RCI Agreement from any and all Losses (as defined in the RCI Agreement) whatsoever which arise solely from Seller's, PRGI's or PRGX's failure to act from and after the Closing, upon the trustee's reasonable request, in connection with the termination of the Retirement Plan.

         3.5 ACKNOWLEDGEMENT. The parties acknowledge that prior to the Closing Seller may distribute to its Owners all vehicles used in the Business and all furniture and art work to the extent set forth on Schedule 3.5 attached hereto.

         3.6 BECK LEASE. Prior to the Closing, Seller and Owners will sell to Cliff Harstad or his assigns any and all interest Seller or any Owner has in Beck Lease Services, Inc. ("Beck Lease"), a business engaged in the audit of common area maintenance charges. Neither Seller nor Owners have had since the Effective Date, nor will they have prior to the Closing Date, any active participation in the management or operations of Beck Lease.

         3.7 CERTAIN EMPLOYMENT AGREEMENTS AND SEVERANCE OBLIGATIONS. Prior to or at the Closing, Georgena M. Beck, Robert N. Beck and Renee McCauley shall have resigned under their employment agreements with the Seller and waived in writing any and all rights to severance benefits from Seller thereunder.

         3.8 TERMINATION OF STOCKHOLDERS AGREEMENT. Prior to or at the Closing, Seller and each of the Owners shall have taken all actions necessary to terminate, without any obligation to PRGI or PRGX, that certain Stockholders Agreement dated July 2, 1996, as amended, by and among Seller and the Owners.

         3.9 CONTINUATION COVERAGE. PRGI will timely offer Continuation Coverage as of the Closing Date to Beck, Sr., Georgena Beck and Renee McCauley (and their covered dependents) under PRGI's standard group health plan, and shall charge Beck, Sr., Georgena Beck and Renee McCauley (and dependents) premiums for such coverage. The continuation of Beck, Sr.'s, Georgena Beck's and Renee McCauley's (and dependents') medical and related insurance benefits will be solely and exclusively pursuant to federal COBRA laws, and such coverage shall be offered only for the period of time required by federal COBRA laws. PRGI will provide each of Beck, Sr., Georgena Beck and Renee McCauley (and dependents) separately with a COBRA notice as to his or her right to elect Continuation Coverage.


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


                                   ARTICLE 4
                          CONDITIONS TO OBLIGATIONS OF
                             PRGX AND PRGI TO CLOSE

         Each and every obligation of PRGX and PRGI under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is expressly waived in writing by PRGX and PRGI:

         4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller and the Owners in or pursuant to this Agreement or the RCI Agreement or given on their behalf hereunder or thereunder shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         4.2 OBLIGATIONS PERFORMED. Seller and the Owners shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

         4.3 CONSENTS. Seller shall have obtained and delivered to PRGI written Seller Consents of all persons or entities whose consent to the transactions contemplated herein is required to consummate the transactions contemplated herein, if any, and all of such Seller Consents shall remain in full force and effect at and as of the Closing.

         4.4 DUE DILIGENCE. PRGI and its Accountants, counsel and other experts shall have completed their due diligence investigation with respect to the Business and affairs (including business, legal and financial matters) of Seller and the Business. Seller shall have resolved, in a manner reasonably satisfactory to PRGI and its counsel, any and all issues raised as a result of such investigation which, in PRGI's good faith belief has or is likely to have a Material Adverse Effect.

         4.5 OTHER ACQUISITION AGREEMENTS. Concurrently with the Closing hereunder, PRGI shall have consummated the transactions contemplated by each of the Other Acquisition Agreements (as defined in the preambles to this Agreement).

         4.6 CLOSING DELIVERIES. Seller and/or the Owners, as applicable, shall have delivered to PRGI each of the following, together with any additional items which PRGI may reasonably request to effect the transactions contemplated herein:

                  (a) all stock certificates (with appropriate stock powers executed in blank with signatures guaranteed by a medallion level national bank or member firm of the New York Stock Exchange) evidencing ownership of all of the Purchased Shares shall be delivered to PRGI;

                  (b) a certified copy of the corporate resolutions of the Board of Directors of Seller and the Owners authorizing the transactions contemplated herein and the execution, delivery and performance of the RCI Agreement, this Agreement and the other Seller Transaction Documents, together with an incumbency certificate with respect to officers of Seller executing documents or instruments on behalf of Seller;

                  (c)      intentionally omitted;

                  (d) written resignations of all persons from all offices, directorships, or other management positions with Seller;

                  (e) the Noncompetition and Nonsolicitation Agreements, duly executed by each Owner;

                  (f) written Seller Consents from all parties, whose consent to the transactions contemplated herein is required;

                  (g) the Cash Flow Statement and statement of Interim Period Reimbursable Liabilities;

                  (h) a general release in the form of Exhibit 4.6(h) attached hereto, executed by each Owner on the Closing Date;

                  (i) the corporate minute books, seals and stock transfer books of Seller and its predecessors (if any) certified by the corporate secretary of Seller (in form and substance acceptable to PRGI) as true, correct and complete;

                  (j) an opinion of counsel to Seller substantially in the form of Exhibit 4.6(j) attached hereto;

                  (k) Closing Escrow Agreement duly executed by Seller, Owners and the Representative;

                  (l) the Lock-up Agreements, duly executed by each Owner and the Representative;

                  (m) the Indemnity Escrow Agreement, duly executed by Owners and the Representative, as nominee and attorney-in-fact of the Owners, together with blank stock powers, duly executed by the Representative with medallion level signature guarantee;

                  (n)      intentionally omitted;

                  (o) if applicable, the spousal consents referred to in the RCI Agreement duly executed by the spouses of the Owners, as appropriate;

                  (p) if applicable, Forms UCC-3, duly executed by each secured lender of Seller releasing all liens on the assets of Seller;

                  (q)      a Closing Statement duly executed by the Owners; and

                  (r) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         4.7 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the sale of all of the Purchased Shares to PRGI pursuant to the transactions contemplated herein or the ability of PRGX, PRGI or any of their affiliates to own and operate the Business of Seller or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         4.8 NO INVESTIGATIONS OF SELLER OR BUSINESS. As of the Closing Date there shall be no, and neither Seller nor any of the Owners shall have any knowledge of or reason to know of any, pending or threatened, investigation by any municipal, state or federal government agency or regulatory body with respect to Seller, Seller's assets or Seller's Business.

         4.9 NO MATERIAL ADVERSE EFFECT. From and after the date of this Agreement to the Closing, there shall have been no Material Adverse Effect (without giving effect to the consequences of the transactions contemplated by this Agreement) whether reflected in financial statements, the Schedules attached hereto or to the RCI Agreement or otherwise. Without limiting the generality of the foregoing, at Closing, none of the Primary Customers shall have terminated, decreased or otherwise adversely altered such Primary Customer's business relationship with Seller or given notice to Seller or Owners that it intends to do so.

         4.10     INTENTIONALLY OMITTED.

         4.11 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         4.12 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions by or in respect of, or filings with, any governmental body, agency or official or any other person required to permit the consummation of the transactions contemplated herein so that PRGI shall be able to continue to carry on the business of Seller substantially in the manner now conducted by Seller shall have been taken or made.

                                   ARTICLE 5
                             CONDITIONS TO SELLER'S
                          AND THE OWNERS' OBLIGATIONS

         Each and every obligation of Seller and the Owners under this Agreement to be performed on or prior to the Closing, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Seller and the Owners:

         5.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by PRGX and PRGI in or pursuant to this Agreement and to the RCI Agreement or given on their behalf hereunder or thereunder shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         5.2 OBLIGATIONS PERFORMED. PRGX and PRGI shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing and the Boards of PRGI and PRGX shall have approved the transactions contemplated herein.

         5.3 CLOSING DELIVERIES. PRGX and/or PRGI, as applicable, shall have delivered to the Owners each of the following, together with any additional items which the Owners may reasonably request to effect the transactions contemplated herein:

                  (a) the Cash Consideration as adjusted pursuant to Sections 2.1 and 2.3;

                  (b) written confirmation from PRGX's transfer agent that stock certificates evidencing the PRGX Shares have been issued in the names of the Owners;

                  (c)      the statement of Effective Date Reimbursable
Liabilities;

                  (d) certified copies of the corporate resolutions of the Board of Directors of PRGX and of the Board of Directors and sole stockholder of PRGI authorizing the transactions contemplated herein and the execution, delivery and performance of the RCI Agreement, this Agreement and the other PRGI Transaction Documents by PRGX and PRGI, together with incumbency certificates with respect to the respective officers of PRGX and PRGI executing documents or instruments on behalf of PRGX or PRGI;

                  (e)      intentionally omitted;

                  (f) the Closing Escrow Agreement, duly executed by PRGI and PRGX;

                  (g) the Noncompetition and Nonsolicitation Agreements duly executed by PRGX and PRGI;

                  (h) the Indemnity Escrow Agreement duly executed by PRGX and PRGI;

                  (i)      a Closing Statement, duly executed by PRGI and PRGX;
and

                  (j) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         5.4 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging or seeking material damages in connection with, the sale of all of the Purchased Shares of Seller to PRGI pursuant to the transactions contemplated herein or the ability of PRGX, PRGI or any of their affiliates to own and operate the Business of Seller or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         5.5 NO INVESTIGATIONS OF PRGX OR PRGI. As of the Closing Date there shall be no, and neither PRGX nor PRGI shall have any knowledge of or reason to know of any, pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to PRGX or PRGI, PRGX's or PRGI's assets or PRGX's or PRGI's business.

         5.6 SECURITIES LAWS. The parties shall have complied with all federal and state securities laws applicable to the transactions contemplated by this Agreement.

         5.7 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         5.8 CONSENTS. PRGI shall have obtained and delivered to Seller written consent of NationsBank, N.A., as agent for the banks party to PRGX's bank credit agreement, to the transactions contemplated herein, and such consent shall remain in full force and effect at and as of the Closing.

     5.9 NO MATERIAL ADVERSE EFFECT. From the date hereof until the Closing there shall have been no effect or change in the business of PRGI or PRGX that is or will be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of PRGI and PRGX, taken as a whole ("PRGI/PRGX Material Adverse Effect").

         5.10 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions by or in respect of, or filings with, any governmental body, agency or official or any other person required to permit the consummation of the transactions contemplated herein so that PRGI shall be able to continue to carry on the business of Seller substantially in the manner now conducted by Seller shall have been taken or made.


                                   ARTICLE 6
                                  TERMINATION

         6.1 TERMINATION. This Agreement may be terminated at any time before the Closing Date:

                  (a) by mutual written consent of PRGX, PRGI, Seller and the Owners;

                  (b) by PRGX or PRGI, if there occurs a Material Adverse Effect as to Seller or its Business, or by Seller, if there occurs a PRGI/PRGX Material Adverse Effect (as defined in Section 5.9 hereof);

                  (c) by any nonbreaching party hereto, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or in the RCI Agreement on the part of any nonterminating party hereto;

                  (d) by either PRGI or Seller, if the Closing is not consummated on or before the Outside Date (as defined below) unless such failure of consummation is due to the failure of the terminating party to observe or perform in any material respect the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date. As used herein "Outside Date" shall mean November 1, 1998; or

                  (e) by PRGI, if the conditions set forth in Article 4 hereof have not been satisfied by Seller and Owners or waived by PRGI and PRGX prior to the Outside Date; by Seller if the conditions set forth in Article 5 hereof have not been satisfied by PRGI or PRGX or waived by Seller and Owners prior to the Outside Date.

         6.2 EFFECTS OF TERMINATION. In the event this Agreement is terminated pursuant to Section 6.1(a), 6.1(b), 6.1(d) or 6.1(e) above, no party shall have any obligations to the others hereunder except for those obligations in respect of confidentiality and the return of confidential information set forth in Section 5.1(d) of the RCI Agreement and as set forth in the certain Nondisclosure Agreement between Seller and PRGI and others dated June 1998 (the "Nondisclosure Agreement"). If this Agreement is terminated pursuant to Section 6.1(c), the obligations in respect of confidentiality and the return of confidential information set forth in Section 5.1(d) of the RCI Agreement hereof and set forth in that certain Nondisclosure Agreement shall remain in effect and each party hereto may exercise all remedies available to it under this Agreement, at law or in equity.

                                   ARTICLE 7
                            MISCELLANEOUS PROVISIONS

         7.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         7.2 MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

         7.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement, the other Seller Transaction Documents and the other PRGI Transaction Documents
(a) may not be assigned by PRGX or PRGI on or prior to the Closing without the prior written consent of Seller and the Owners (except for an assignment to a wholly owned subsidiary of PRGI or PRGX, which may be made without the prior consent of, but with notice to, Seller; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected); (b) may not be assigned by PRGX or PRGI after the Closing without the prior written consent of Representative, except for an assignment to an affiliate of PRGX or PRGI, which may be made without the prior consent of, but with notice to, the Representative; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected; and (c) may not be assigned by Seller or any of the Owners at any time, without the prior written consent of PRGI. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.5 NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a nationally recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

         If to Seller or the Owners:   c/o Pasquesi Sheppard LLC, Representative
                                       585 Beck Lane
                                       Lake Forest, IL 60045
                                       Attention: Don Sheppard
                                       Telefax: (847) 234-1110
         with a copy to:           Bruce Balonick, Esq.
                                   Arnstein & Lehr
                                   120 South Riverside Plaza, Suite 1200
                                   Chicago, IL.  60606-3913
                                   Telefax: (312) 876-0288

         If to PRGX or PRGI:       The Profit Recovery Group International, Inc.
                                   2300 Windy Ridge Parkway
                                   Suite 100 North
                                   Atlanta, Georgia 30339-8426
                                   Attention: Clinton McKellar, Jr., Senior Vice
                                              President and General Counsel
                                   Telefax: (770) 779-3034

         with a copy to:           Arnall Golden & Gregory, LLP
                                   2800 One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia  30309-3450
                                   Attention: Jonathan Golden, Esq.
                                   Telefax: (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which PRGX is open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

         7.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the RCI Agreement, the other Seller Transaction Documents and the other PRGI Transaction Documents, together with the Exhibits and Schedules attached hereto and thereto, and the Nondisclosure Agreement (as defined in Section 6.2 hereof) constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than PRGX, Seller, PRGI and, after the Closing Date, the Owners, any rights or remedies hereunder.

         7.7 FURTHER ASSURANCES. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. The Owners and Seller agree to provide to PRGX or PRGI, both before and after the Closing, such information as PRGX or PRGI may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

         7.8 GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed under the laws of the state of Georgia. Section
6.9 of the RCI Agreement regarding choice of forum, submission to the jurisdiction of the courts specified therein, service of process and all other provisions of such Section are hereby incorporated by reference herein and the parties hereto hereby agree to be governed hereunder by the terms thereof.

         7.9 PRONOUNS. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     PRGX:
                                     THE PROFIT RECOVERY GROUP
                                     INTERNATIONAL, INC.


                                     ------------------------------------------
                                     By:
                                         --------------------------------------
                                     Title:
                                            -----------------------------------

                                     PRGI:
                                     THE PROFIT RECOVERY GROUP
                                     INTERNATIONAL I, INC.


                                     ------------------------------------------
                                     By:
                                        ---------------------------------------
                                     Title:
                                            -----------------------------------


                                     SELLER:
                                     ROBERT BECK & ASSOCIATES, INC.

                                     By:
                                         --------------------------------------
                                     Robert N. Beck, Sr. President

                                     OWNERS:


                                     ------------------------------------------
                                     Name:  Robert N. Beck, Sr., Trustee
                                     Robert N. Beck, Sr. Living Trust
                                     Under Trust Dated 10/31/94


                                     ------------------------------------------
                                     Name:  Georgena M. Beck, Trustee
                                     Georgena M. Beck Living Trust
                                     Under Trust Dated 10/31/94


                                     ------------------------------------------
                                     Name:  Richard N. Beck

                                     ------------------------------------------
                                     Name:  Robert N. Beck, Jr.


                                     ------------------------------------------
                                     Name:  Russell N. Beck


                                     ------------------------------------------
                                     Name:  Ronald N. Beck


                                     ------------------------------------------
                                     Name:  Renee N. McCauley, Trustee,
                                            Renee N. McCauley Living Trust dated
                                            7/23/98


                                     ------------------------------------------
                                     Name:  Melissa A. Beck, as guardian
                                            of Brittney L. Beck, a minor


                                     ------------------------------------------
                                     Name:  Renee N. McCauley, individually


                                     ------------------------------------------
                                     Name:  Georgena M. Beck, individually


                                     ------------------------------------------
                                     Name:  Robert N. Beck, Sr., individually

                         LIST OF SCHEDULES AND EXHIBITS
Schedule 3.5                     List of Vehicles, Furniture and Artwork


Exhibit 2.2                      Indemnity Escrow Agreement

Exhibit 2.4                      Closing Escrow Agreement

Exhibit 3.1                      Representatives, Covenants and Indemnification
                                 Agreement

Exhibit 3.6                      Agreement with Harstad

Exhibit 4.6(h)                   General Release

Exhibit 4.6(j)                   Opinion of Counsel of Seller and Owners
